Exhibit 21


               SUBSIDIARIES OF NS GROUP, INC.
                  (all are wholly-owned)

Name                               State of Incorporation

Erlanger Tubular Corporation          Oklahoma
Imperial Adhesives, Inc.              Ohio
Koppel Steel Corporation              Pennsylvania
Newport Steel Corporation             Kentucky
Northern Kentucky Management          Kentucky